Exhibit 99.1

PRESS RELEASE

12/13/17

Carlisle Companies Incorporated Elects Jesse Singh to Board of Directors

SCOTTSDALE, ARIZONA, December 13, 2017 — Carlisle Companies Incorporated (NYSE: CSL) announced today that Jesse Singh, Chief Executive Officer of CPG International, has been elected to its Board of Directors, effective immediately. CPG International is a manufacturer of market-leading brands of highly engineered, premium, low-maintenance building products for residential and industrial markets.

Prior to joining CPG International, Mr. Singh served in a variety of leadership and international roles at 3M, including President of 3M Health Information Systems, Senior Vice President of Marketing and Sales, Vice President of Stationary and Office Supplies, and President of Sumitomo 3M in Japan. Mr. Singh also spent several years in general management, marketing and account management positions for GE and Arthur Andersen. Mr. Singh holds a bachelor’s degree from Rensselaer Polytechnic Institute and an MBA from the University of Chicago Booth School of Business.

David A. Roberts, Chairman, said, “We are extremely pleased to have Jesse join our board. Leveraging his extensive, broad-based experience at industrial companies with diversified portfolios, Jesse will contribute significant value to Carlisle and its shareholders as we continue to pursue our growth strategies.”

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, agriculture, mining, construction, aerospace, defense, foodservice, healthcare, sanitary maintenance, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $3.7 billion in net sales in 2016. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President of Investor Relations, Secretary and General Counsel
Carlisle Companies Inc.
(480) 781-5000
www.carlisle.com